Exhibit 3.65
Penney Barker, Manager Corporations Division Tel: (304) 558-8000 Fax: (304) 558-8381 www.wvsos.com FILE One Original 7 4 7 9 7 Control # ___ Secretary of State State Capitol Bldg. 1900 Kanawha Blvd. East Charleston, WV 25305-0770 WEST VIRGINIA ARTICLES OF INCORPORATION The undersigned, acting as incorporator(s) according to the West Virginia Code, adopt the following Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual: 1 . The name of the West Virginia corporation shall be: HHC RIVER PARK, INC. [This name is your official name and must be used in its entirety when in use unless a trade name is registered with the Office of Secretary of State, according to Chapter 47-8 of the West Virginia Code. Street: 1500 WATERS RIDGE DRIVE 2 . The address of the principal office of the corporation will be: LEWISVILLE, TX 75057 City/State/Zip: located in the County of: DENTON COUNTY, TX County: The mailing address of the above location, if different, will be: Street/Box: City/State/Zip: 1230 SIXTH AVENUE Street: 3 . The physical address (not a PO box) HUNTINGTON, WV 25701 of the of principal place of business City/State/Zip: in West Virginia, if any of the corporation will be: CABELL COUNTY, WV County: located in the County of: Street/Box: The mailing address of the above location, if different, will be: City/State/Zip: The name and address of the person CT Corporation System 4 . Name: to whom notice of process may be 707 Virginia Street East sent, if any, is: Street: Charleston, WV 25301 City/State/Zip: 5 . This corporation is organized as: (check one below) NON-PROFIT, NON-STOCK, ( if you plan on applying for 501 (c)(3) status with the IRS you may want to include certain language that is required by IRS to be included in your articles of incorporation) 8 FOR PROFIT 6 . FOR PROFIT ONLY: 1,000.00 The total value of all authorized capital stock of the corporation will be $___. . 1,000 The capital stock will be divided into ___shares at the par value of $ pershare. 1.00
FORM CD-1 1556868 Issued by the Secretary of State, State Capitol, Charleston, WV 25305 Revised

WEST VIRGINIA ARTICLES OF INCORPORATION	Page 2
7.	The purposes for which this corporation is formed are as follows:
(Describe the type(s) of business activity which will be conducted, for example, “agricultural production of grain and poultry”, “construction of residential and commercial buildings”, “manufacturing of food products”, “commercial printing”, “retail grocery and sale of beer and wine”. Purposes may conclude with words ”... including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.”)
Mental health services, including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.
8.	FOR NON PROFITS ONLY: (Check the statement that applies to your entity)
☐ Corporation will have no members
☐ Corporation will have members
(NOTE) If corporation has one or more classes of members, the designation of a class or classes is to be set forth in the articles of incorporation and the manner of election or appointment and the qualifications and rights of the members of each class is to be set forth in the articles of incorporation or bylaws. If this applies to your entity then you will have to attach a separate sheet listing the above required information, unless it will fit in the space below

9.	The name and address of the incorporator(s) is:

Name	Address	City/State/Zip

THOMAS W. BURTON	901 MAIN STREET, SUITE 4300	DALLAS, TEXAS 75202

10.	Contact and Signature Information:
a. Contact person to reach in case there is a problem with filing: Mike Jones Phone # 214-979-1172
b. Print Name of person who is signing articles of incorporation: Thomas W. Burton
c. Email address, if any

Email address
d. Signature of Incorporator: /s/ Thomas W. Burton Date: March 28, 2005
Must be signed before submitting.